UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2021 (May 14, 2021)

TRICCAR INC.

(Exact name of registrant as specified in its charter)

Nevada	000-30746	84-4250492
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

220 Travis Street, Suite 501
Shreveport, Louisiana	71101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(318) 425-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On May 14, 2021, Triccar, Inc. (the “Company”) and Triccar Holdings Inc. (“Holdings”) entered into a Mutual Rescission Agreement and General Release (“Rescission Agreement”), pursuant to which the Reorganization and Stock Purchase Agreement entered into by and between the Company and Holdings on December 12, 2019 was rescinded. Pursuant to the terms of the Rescission Agreement, the 80,000,000 shares that were to be issued to the shareholders of Holdings will not be issued to the prior shareholders of Holdings and in exchange for therefor, the prior shareholders of Holdings will own all of the capital stock of Holdings and the Company will disclaim any right, title and/or interest in or to any shares of capital stock of Holdings.

In connection with the terms of the Rescission Agreement, Bill Townsend and Katrina Yao resigned from their positions as officers and directors of the Company and Matthew C. Flemming was appointed to serve as the President and CEO of the Company.

For a more complete description of the Rescission Agreement please see exhibit 10.30 hereto.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANAGEMENTS OF CERTAIN OFFICERS

On May 14, 2021, each of Bill Townsend and Katrina Yao resigned as officers and directors of the Company. Each of Mr. Townsend and Ms. Yao submitted their resignations in connection with the terms of the Rescission Agreement. Their resignations were not as a result of any disagreement related to the operations, policies or practices of the Company.

On May 14, 2021, the board of directors appointed Matthew C. Flemming to serve as the Company’s President and CEO, as well as to serve as a member of the Company’s board of directors, until his earlier resignation or removal.

Mr. Flemming has served as our President and CEO, and has been a member of our board of our directors, since May 14, 2021. Mr. Flemming has been the Chief Business Development Officer of SMG Industries Inc. (OTCQB Symbol: SMGI) since December 2020, prior thereto Mr. Flemming served as the Chief Executive Officer of SMG Industries from September 2017 and continues to serve as the Chairman of the Board of Directors. SMG Industries is a growth-oriented transportation services company focused on the domestic infrastructure logistics market. Prior thereto, Mr. Flemming was the Chief Executive Officer of MG Cleaners from June 2017 until September 2017. Previous to that, Mr. Flemming was a consultant for a financial restructuring firm and a financial advisor to a private closely held oilfield services company during 2016 and early 2017. From June 2011 to March 2016, Mr. Flemming was the Chief Executive Officer, Treasurer, Secretary, and Chairman of the Board of HII Technologies Inc. HII Technologies was a Houston, Texas based oilfield services company with operations in Texas, Oklahoma, Ohio and West Virginia focused on commercializing technologies and providing services in frac water management, safety services and portable power used by exploration and production companies in the United States. During his tenure at HII, the Company acquired three frac water management companies and started up two other operating subsidiaries driving monthly revenues from nil in August 2012 building to $4.2 million per month by December 2014. In 2015, HII experience and industry down-turn and ultimately entered into a plan of reorganization under Chapter 11 subsequent to Mr. Flemming’s employment.

Prior thereto, from 2009 to 2011, Mr. Flemming was Chief Financial Officer of Hemiwedge Industries Inc. a proprietary valve technology company with oilfield applications that was sold in 2011. From 2005 to 2009, Mr. Flemming was Chief Financial Officer of Shumate Industries, Inc., an oilfield manufacturing company and successor of Excalibur. Previous to that, from 2001 to 2005, Mr. Flemming was Chief Financial Officer of Excalibur Industries, Inc. an industrial and energy related manufacturer and fabrication company. From June 1999 to March 2001, he served as Chief Executive Officer of WorldByNet, Inc. a Houston, Texas based privately held technology company. From January 1994 to May 1999, Mr. Flemming served as Chief Executive Officer of FARO Pharmaceuticals, Inc., a privately held national specialty products company that he founded.  Mr. Flemming received a Bachelor of Arts in Finance from the University of Houston.

ITEM 8.01	OTHER EVENTS

As disclosed in Item 2.01 above, on May 14, 2021, the Company transferred all of the ownership of Triccar Holdings Inc. to its original owners and as a result is no longer engaged in the development of bioceutical and pharmaceutical products.  The Company continues to own saltwater disposal wells located in Wise County, Texas. The Company has an operating agreement with LouTex Production Company which operates, manages and maintains the wells. LouTex is an affiliate of the Company controlled by our largest stockholder.

On July 13, 2020, the Company’s prior management filed a report on Form 8-K stating that the Company had entered into an agreement for an investment of $18,594,692 via private placement in the public entity (PIPE) from Antonomastic Investment Holdings, Ltd. resulting in the sale of 11,621,683 shares of common stock at $1.60 per share.  The conditions precedent to the completion of this transaction never occurred and this transaction was never completed.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

10.30	Mutual Rescission Agreement and General Release entered into as of May 14, 2021 by and between TRICCAR, Inc. (formerly Frontier Oilfield Services Inc.), a Nevada corporation and TRICCAR Holdings Inc., a Nevada corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 28, 2021	TRICCAR Inc.

	By:	/s/ Matthew Flemming
	Name:	Matthew Flemming
	Title:	Chief Executive Officer and President